UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	April 9, 2014

Wireless Telecom Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

001-11916	22-2582295
(Commission File Number)	(IRS Employer Identification No.)

25 Eastmans Road Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 386-9696
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 9, 2014, Wireless Telecom Group, Inc. (the “Company”) entered into a Share Repurchase Agreement (the “Agreement”) with Investcorp International Ltd., Investcorp S.A., SIPCO Limited and Investcorp Technology Ventures, L.P. (collectively referred to as the “Sellers”). Pursuant to the Agreement, the Company repurchased a total of 4,815,110 shares of the Company’s common stock, par value $0.01 per share (“Common Shares”), from the Sellers. The price per share for the Common Shares was $2.00, and the aggregate repurchase price was $9,630,220. The Company funded the transaction from available cash.

Prior to the repurchase under the Agreement the Sellers held 6,472,666 shares of the common stock of the Company, which represented approximately 26.9% of the outstanding shares of common stock.

The repurchase was subject to certain closing conditions including, among other conditions: (i) the resignation of each of Mr. Glenn Luk and Mr. Anand Radhakrishnan as directors of the Company, and in the case of Mr. Luk, his resignation as Chairman of the Board of Directors of the Company, (ii) the vesting of 10/12th of the restricted stock of the Company previously awarded to Messrs. Luk and Radhakrishnan, and (iii) the delivery by each of Messrs. Luk and Radhakrishnan to the Company of 180-day lock-up agreements. Mr. Luk, an advisor to Investcorp Technology Partners, served as a director of the Company since May 2010. Mr. Radhakrishnan, a principal at Investcorp Technology Partners, served as a director of the Company since September 2011.

Under the terms of the Agreement, each of the Sellers agreed to not effect or seek, offer or propose to effect, or cause or intentionally participate in or intentionally assist any other person to effect, or seek, offer or propose to effect or participate in (i) any acquisition of beneficial ownership of any securities or assets of the Company or any of the Company’s affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, (iii) any solicitation of proxies or consents to vote any voting securities of the Company, or (iv) or any action that might require the Company to make an announcement regarding any of the types of matters set forth above. In addition, neither the Sellers, nor their affiliates, shall engage in short selling activities with respect to securities of the Company.

Under the terms of the Agreement, the Sellers agreed that, to the extent not previously terminated, any agreements, contracts or other obligations by and between any of the Sellers and the Company (except as set forth in the Agreement), including rights thereunder, were terminated, effective as of April 9, 2014, as such agreements relate to any of the Sellers, including without limitation each of the following agreements: the Amended and Restated Stock Purchase Agreement, dated as of March 29, 2005, among the Purchaser, Willtek Communications GmbH, Investcorp Technology Ventures, L.P., and Damany Holding GmbH; the Amended and Restated Loan Agreement, dated March 29, 2005, by and among Investcorp Technology Ventures, L.P., Willtek Communications GmbH and Purchaser; and the Shareholders' Agreement, dated as of July 1, 2005, among Wireless Telecom Group, Inc., Investcorp Technology Ventures, L.P. and Damany Holding GmbH. Each of such agreements shall be of no further force or effect (as between any of the Sellers and the Company), the

Company shall not have any further obligations to any of the Sellers, and the Sellers (and any affiliate of any of the Sellers) shall not have any rights under any such agreements.

The Agreement and the related transactions were approved by the disinterested members of the Company’s Board of Directors and the Audit Committee of the Company’s Board of Directors.

A copy of the Agreement is attached to this Current Report on Form 8-K and incorporated herein by reference. The description of the Agreement provided herein is qualified in its entirety by reference to the terms of the Agreement as set forth in Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2014, the Company announced the resignations of Messrs. Luk and Radhakrishnan as directors of the Company, and the resignation of Mr. Luk as Chairman of the Board, effective as of April 9, 2014. The resignations of Messrs. Luk and Radhakrishnan were tendered in connection with the Agreement.

Item 7.01	Regulation FD Disclosure.

On April 10, 2014, the Company issued a press release announcing the Agreement and related transaction, the acquisition of shares of common stock of the Company by Horton Capital Partners Fund, L.P. and related entities (“Horton”) from Investcorp Technology Ventures, L.P. and related entities (“Investcorp”), and the resignations of Messrs. Luk and Radhakrishnan. As a result of the Company’s repurchase described in Item 1.01 above and the additional transactions between Horton and Investcorp, Investcorp no longer holds any securities of the Company. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

The information contained in Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Exhibit No.	Description

10.1	Share Repurchase Agreement, dated April 9, 2014, by and among Wireless Telecom Group, Inc., Investcorp International Ltd., Investcorp S.A., SIPCO Limited and Investcorp Technology Ventures, L.P.

99.1	Press Release dated April 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.

Date: April 11, 2014	By:	/s/ Paul Genova
Paul Genova,
Chief Executive Officer

EXHIBIT INDEX

No.	Description

10.1	Share Repurchase Agreement, dated April 9, 2014, by and among Wireless Telecom Group, Inc., Investcorp International Ltd., Investcorp S.A., SIPCO Limited and Investcorp Technology Ventures, L.P.

99.1	Press Release dated April 10, 2014.